Filed pursuant to Rule 424(b)(3)
Registration No. 333-132990
PROSPECTUS SUPPLEMENT DATED MAY 9, 2006
TO PROSPECTUS DATED MAY 4, 2006

MCF CORPORATION

914,778 Shares of Common Stock

6,914,894 Shares of Common Stock Issuable Upon Conversion of Convertible Debentures

2,437,500 Shares of Common Stock Issuable Upon Exercise of Warrants
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The information contained in the Prospectus dated May 4, 2006 is hereby supplemented as follows: the information contained in the “Incorporation of Certain Information by Reference” section is supplemented with the additional information contained below.

Incorporation of Certain Information by Reference

The Securities and Exchange Commission allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference the documents listed below.

(a)	Annual Report on Form 10-K for our fiscal year ended December 31, 2005 filed February 16, 2006;

(b)	Quarterly Report on Form 10-Q for our fiscal quarter ended March 31, 2006 filed May 9, 2006;

(c)	Current Report on Form 8-K filed on February 16, 2006 relating to the release of earnings for the quarter ended December 31, 2005;

(d)
Current Report on Form 8-K filed on March 8, 2006 relating to the issuance of $7.5 million of convertible debentures convertible into common stock and the issuance of warrants to purchase 1,875,000 shares common stock to Midsummer Investment Ltd.;

(e)	Current Report on Form 8-K filed on May 8, 2006 announcing the results of the 2006 annual stockholders’ meeting.

(f)	Current Report on Form 8-K filed on May 9, 2006 relating to the release of earnings for the quarter ended March 31, 2006;

(g)	Current Report on Form 8-K filed on May 9, 2006 announcing the completion of a large sole managed private placement transaction;

(h)	The Registrant's Notice of Annual Meeting and Proxy Statement filed on March 30, 2006; and

(i)
The Registrant's Registration Statement on Form 8-A12B filed with the SEC on April 17, 2000 as amended by the Registrant's Registration Statement on Form 8-A12B/A filed with the SEC on July 7, 2000, pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “1934 Act”), in which are described the terms, rights and provisions applicable to the Registrant's Common Stock.

A copy of these filings will be provided at no cost to each person to whom a prospectus is delivered, upon request by writing or orally to Christopher Aguilar, general counsel, at the following address: MCF Corporation, 600 California Street, 9th Floor, San Francisco, California 94108, telephone number (415) 248-5634. These filings may also be accessed on our web site, the address of which is www.merrimanco.com. You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

Neither the Securities and Exchange Commission, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 9, 2006